Exhibit 23.(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of White Mountains Insurance Group, Ltd. pertaining to White Mountains Insurance Group Deferred Compensation Plan, Fund American Deferred Compensation Plan, Folksamerica 9/11 Employee Share Trust, OneBeacon Deferred Compensation Plan, Esurance Holdings, Inc. Top Hat Deferred Compensation Plan, and Esurance Inc. 401(k) Plan of our report dated March 7, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in White Mountains Insurance Group, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 13, 2006